Exhibit 99.2

ReposiTrak

Fiscal Fourth Quarter and Full-Year 2025 Earnings Call

September 29, 2025

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings, and welcome.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

It is now my pleasure to introduce you to our host, Jeff Stanlis with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for ReposiTrak's fiscal fourth quarter and full year earnings call.

Hosting the call today are Randy Fields, ReposiTrak's Chairman and CEO; and John Merrill, ReposiTrak's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. ReposiTrak's remarks are subject to risks and uncertainties, and actual results may differ materially. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at repositrak.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff and good afternoon, everyone.

You've heard me say time and time again, the proof is in the numbers. No excuses, no puffery, just actual GAAP results. The performance for fiscal 2025 once again validates that our strategy delivers results, not only for Shareholders but our customers as well. We have and will continue to execute our strategy, fine-tuning as we go. Our strategy is unwavering and remains the same, grow annual recurring revenues somewhere between 10% to 20% and grow profitability even faster, generating more and more cash and return more capital to Shareholders.

Simultaneously, without exception, we take superb care of the customer because when they are successful, they buy more. Yes, conceptually, it really is that simple. But execution is far more complicated, but that's where we excel.

Let's get to the numbers. For the full fiscal year ending June 30, 2025 total revenue increased 11% from $20.5 million to $22.6 million. Recurring revenue increased 10% to $22.3 million. Set-up fees increased from $95,000 in fiscal 2024 to over $300,000 in fiscal 2025. This is the result of the increased number of suppliers we onboarded for all lines of business during the year. Obviously, those suppliers will generate recurring revenue over the next 12 to 18 months. This is reflected in our deferred revenue, which increased 30% from $2.4 million to $3.2 million. I will add more color on that in a minute.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Total operating expenses for the fiscal year were up 6%. This is largely due to investment in RTN, which includes ongoing investment and development of the Wizard onboarding tools, more cybersecurity costs, Oracle license fees and other direct costs associated with development. Fiscal year-to-date SG&A costs were up 5% due to investments in RTN, higher payroll costs due to higher revenues and increases in employee benefit costs. We continue to grow total revenue at approximately twice the rate of SG&A expenses.

Simultaneously, we delivered $343,000 of revenue per employee, almost twice the rate of the 2024 Statista software industry average of $175,000 per employee. This is due to our lean nature, laser focus on automation and efficiency, and spending decisions based on return on investment and not hope. At the same time, we will never trade growth at the expense of delivering subpar customer care. It will never happen.

Fiscal year income from operations was up 24% to $6.2 million versus $5 million. GAAP net income was $7 million, up 17% versus $6 million last year. GAAP net income to common Shareholders increased 22% from $5.4 million to $6.6 million. Earnings per share for the fiscal year 2025 was $0.36 basic and $0.35 diluted. This is based on 18.3 million basic shares outstanding and 19.1 million shares diluted, resulting in a year-over-year EPS growth of 21%.

Cash from operations increased 21% from $7 million to $8.4 million. Total cash increased 14% from $25.2 million to $28.6 million and the Company has zero bank debt.

Turning to the fourth quarter numbers.

Total revenue for the fourth quarter fiscal 2025 was up 11% to $5.8 million versus $5.2 million. Recurring revenue increased 11% to $5.8 million. Annual recurring revenue continues to represent between 98% and 99% of total revenue. Operating expenses increased 8%, again, as a result of our ongoing investment in RTN, cybersecurity costs, higher payroll costs due to higher revenue and increases in employee benefit costs. Quarterly sales and marketing increased 6% due to continued spending on awareness and higher sales commissions and payroll taxes due to higher revenues.

G&A increased 9%. The increase is the result of higher employee benefit costs and increase in compliance costs and other insurance costs increases during the quarter. Depreciation and amortization increased 16% due to capital leased equipment for the newest data center located in Switch Reno, Nevada. Switch Reno complements our main data center located at Switch Las Vegas and eliminates our corporate headquarters data center in Murray, Utah.

Income from operations increased 20% from $1.3 million to $1.6 million. GAAP net income increased from $1.6 million to $1.8 million, up 14%. GAAP net income to Shareholders increased from $1.5 million to $1.7 million, up 19%. Earnings per share basic and diluted was $0.09 per share. This compares to $0.08 per basic and diluted share in the fourth fiscal quarter last year, an increase of 18%.

Cash was $28.6 million at the end of June 2025. Keep in mind this balances net of the more than $25 million in capital returned to Shareholders, which includes the redemption of more than half of the preferred shares thus far, buying back 2.1 million common shares and paying off over $6 million in bank debt since we instituted our capital allocation strategy only a few short years ago.

I remain confident that our continued growth and profitability will double the size of our Company over the next several years. Historically, our business model results reflect double-digit revenue growth, 80-plus percentage gross margins, and 30-plus net margins and a strong growing cash generation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Obviously, I don't have a crystal ball, however, in my view, we will stay the course and deliver the results. As my father used to say, if it aint broke, don't fix it. I don't want to steal Randy's thunder, but I will leave it to him to speak to the continued initiative to position ReposiTrak as the go-to source to address the track and trace opportunity. Our market share, the growth in recurring revenue, the growth in our deferred revenue, all validate the success we have had in this initiative.

As you know, while traceability is grabbing headlines, we are experiencing growth in all lines of business, not just traceability, but equally in compliance and supply chain. While traditional sales of one service to solve one problem continues to grow, our cross-selling initiatives are delivering accelerated momentum. This is due to our intentional and conscious design of an end-to-end solution on a common platform. Once we have integrated the customer's data and they are successful on one solution, expanding to an additional solution is relatively easy and delivers incremental efficiencies for the customer.

We have been pointing out the growth in deferred revenue. As most of you know, deferred revenue is an indicator of future revenue yet to be recognized. Be clear, this is contracted revenue and represents all of our solutions, not just traceability. As our services are delivered in accordance with a contract that earned revenue will be layered in over the subsequent 12 to 18 months.

As I previously stated, deferred revenue was $3.2 million at June 30, up from $2.4 million a year ago. This represents an increase of more than 30% and represents approximately $800,000 in new signed contracts in hand at the end of the June 2025 quarter. This does not include any pending or subsequent sales efforts after the June 2025 quarter. Again, the proof is in the numbers.

Our primary business focus is on generating earnings and cash. In the last fiscal year, 11% revenue growth was converted into 17% net income growth. More importantly, we converted $2.2 million in incremental revenue into $3.1 million in incremental cash from operations. Why? Because many of our contracts require the annual subscription paid in advance. The result is cash will always run ahead of revenue.

For the fiscal year, $0.47 of every incremental revenue dollar fell to the bottom line on a GAAP basis. Those results reflect the increased investment in marketing, technology and onboarding of new customers, resulting in modestly higher costs that will flatten over time.

While our incremental conversion is meaningful, I'm not satisfied. Our longer-term goal is to move our contribution margin from approximately 50%, where it is today, closer towards 80%. Investments in automation and efficiency is how we will ultimately get there.

Again, our strategy is simple. First, take exceptional care of the customer and execute perfectly. Second, grow recurring revenue, increase profitability, use cash to buy back common stock, redeem the preferred, and do it with no bank debt. At the same time, return capital to Shareholders through an increase in cash dividend. Third, we continue to build cash in the balance sheet, over $28 million as of June 30, 2025. Yes, it really is that simple.

Turn to our capital allocation plan. Since inception of the capital allocation plan, the Company has paid off over $6 million of bank debt. As of June 30, 2025, the Company has zero bank debt. Given our solid balance sheet, we chose to terminate our $12 million credit facility with a bank.

Since inception, the Company has redeemed 501,679 shares of preferred stock for a total of $5.4 million. The amount remaining to redeem the remaining preferred shares is $3.6 million. At the current rate of redemption, I anticipate we will redeem all of the remaining preferred shares issued and outstanding on or before December 2026, given our cash generation.

Since inception, the Company has bought back 2.13 million shares of common stock for approximately $13 million. Roughly $8 million remains available for future buybacks under the current share repurchase program as approved by the Board of Directors and Shareholders as of June 30, 2025. The Company holds no treasury stock. Common shares are repurchased and simultaneously canceled.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Since inception, we have paid out over $5 million in cash dividends to Shareholders and raised the common stock dividend now three times by 10% each time since December of 2023. From time to time, the Board will evaluate our capital allocation strategy, making appropriate adjustments based on the approach most beneficial to all Shareholders at that time. Our goal is to continue to return 50% of annual cash from operations to Shareholders and putting the other half in the bank.

That's all I have today. Thanks, everyone, for your time. At this point, I'll pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

As John outlined, our results over the past year reflect solid revenue growth and a rapidly growing profitability. Our business model is becoming increasingly efficient and our learnings from our onboarding Wizard and automation activities are helping to shape our future. This process, thinking step by step about the onboarding process from a customer perspective, is really changing how we go about our business.

Historically, the amount of human intervention to onboard a customer was significantly higher than it is today. Today, with our Wizard approach, as we call it, we have a solid, very much automated onboarding process. This new approach opens new opportunities across the entire business, certainly not just in traceability. Based on our experience in creating the onboarding Wizard, we've meaningfully shifted our marketing approach to all of our solutions. In simplest terms, it enables us to deal with smaller accounts with the same level of service, and frankly, success as we've had historically with larger accounts. Obviously, this means our total addressable market is growing.

The approach started with traceability, but due to the unique challenges of the new requirements placed on suppliers, it's enabled us to expand our target market for the suite of applications that we have well beyond just traceability.

Let me elaborate. Historically, we exclusively used a retailer-centric hub model. This means that we built a relationship with a large retailer or wholesaler, and this customer then rolls out the use of our service to their supply chain to their suppliers. It's been a successful model for our compliance solution, for example, enabling us to build a network with thousands of customers across the industry.

As the traceability initiative unfolded, however, it became clear that the traceability, the rules created a challenge for suppliers because they need accurate data from their suppliers all the way down to frankly to dirt. In short, it's both a multi-level opportunity and a challenge. These ingredient suppliers are typically rather small and rarely have IT support. When the FDA extended the deadline for compliance, one of the primary reasons that they cited was that suppliers were unable to meet the more aggressive timeline. They were right.

Using our traditional hub-centric model, we might never have reached this far down the value chain, but under the new traceability system, these suppliers play a very important role, in fact, a central role. We were hearing from larger suppliers, companies with dozens, perhaps hundreds of ingredient suppliers, that it was a challenge. They needed to track the individual ingredients and their suppliers, frankly, were not equipped to do so. We are the solution.

In our current view, the mandate is not only coming from a retailer at the top, but from a supplier in the middle, and is pushing both upstream and downstream. If a manufacturer cannot track the ingredients through the system, they can't meet the traceability requirements of the retailer. Since we had a large network who already knew us, and since these manufacturers and suppliers knew they needed to meet traceability requirements for their customers, we realized the appropriate approach was not only a top-down strategy, but a bottom-up approach, or something in the middle.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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As a result, an increasingly larger number of our referrals are coming from suppliers and manufacturers who are pushing their suppliers to join the network. These customers require a transparency of traceability. They demand better information from their downstream suppliers, and the retailers at the top of the value chain are still driving the timing and scope of traceability. In a sense, we're providing the solution for all of them so that suppliers can make it all work.

Importantly, keep in mind, this isn't just for traceability. We're now employing a similar approach and generating similar results for our other business lines as well. For each of our services, remember, we charge a very modest price. We solve a real business problem, and we do so at such a compelling price point, we are perceived as providing significant value.

Over the past year, we've invested significantly in our infrastructure, especially our AI onboarding Wizard. We'll continue to tweak this solution with the goal to continue to eliminate as much human intervention from the onboarding process as possible. With tens of thousands of potential small customers out there, automation is key, and we're getting quite good at this. We'll never onboard 100% of the customers in a 100% automated fashion. Today, though, nearly all of our customers are using the automated Wizard for at least some portion of their onboarding.

Keep in mind, this is not a new adventure for us. Over the past several years, we've added thousands of accounts, and our head count is essentially flat. We understand automation and what it can do, and yes, AI is showing up in more and more aspects of our technology. Keep in mind, we were using AI long before it became a buzzword.

Another benefit of this middle-up approach is that these middle-tier suppliers not only have a number of suppliers downstream, but they also typically have several, sometimes dozens, or even hundreds of upstream customers. Each of these relationships is a viable target for us, for all of our solutions. These customers need to comply with traceability requirements as well, and if their suppliers are using our solution, we're a natural fit. With the top-down, hub-centric approach, referrals really only work downstream. The middle-out approach provides us much more referral opportunities, both upstream and downstream.

We have and will continue to establish and cultivate relationships with larger hubs, but the scale of our network, our reputation and the value we provide is enabling us to expand our addressable market by targeting a larger pool of smaller customers. Think pull, not push.

ReposiTrak has emerged as the go-to solution to meet traceability requirements. More importantly, the traceability network aligns well with the individual preferences of retailers, as well as their suppliers. Our solution, I think in a sense, is sort of a Rosetta Stone, a universal translator. It will work with not just our solutions, but other solutions and those developed by retailers internally.

Today, we're arguably the largest traceability network in the world. The network effect is beginning to take place. New customers bring additional target customers and grow our opportunities. The FDA's change in timeline has given us and our customers breathing room to roll this out effectively. A significant result of the growth in the number of customers is a growing pipeline of cross-selling opportunities. As a reminder, all of our major solutions, traceability, supply chain, compliance, are built on a single technology platform and that's a key and importantly intentional differentiator.

This common platform creates incredible financial and operational efficiencies and facilitates our cross-selling. A customer using the RTN network has already done the hard work. Data has been collected, synchronized, scrubbed, and mapped. Wow, and the data is now likely to be ensured to be very accurate. As a result, expanding into other ReposiTrak service offerings, such as compliance or supply chain is actually pretty easy.

In summary, our accomplishments to date are precisely what we've communicated to Shareholders over some time. Our profitability is increasing at approximately twice the pace of our revenue, demonstrating the inherent leverage of our business model. We continue to grow our cash reserves, maintain a fortress balance sheet with no debt, and once again increased our quarterly dividend, now for the third time in as many years. Still, we really have just scratched the surface. We believe the growth will continue to be converted into cash, and approximately half of our cash generation will continue to be returned to Shareholders. It's an elegant model.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With that, I'd like to open it up for questions. Operator?

Operator

Thank you. With that, we'll now be conducting a question-and-answer session. If you'd like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press star, two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. One moment while we poll for questions.

Our first question comes from the line of Thomas Forte with Maxim Group. Please proceed with your question.

Thomas Forte

Great. Randy and John, congrats on the quarter and year. I have four questions, but I might have another one depending on your answers. Then my last one is a bit of an indulgence question, so I hope you can indulge me in the last one. All right. First, I'll go one at a time. First off, this is my clarification question. Randy, did you say you changed your pricing strategy or your billing strategy? Can you explain that one more time?

Randy Fields

Well, it's not really either of those, or it's both. I don't mean to be vague. But what we've done is to find because of the automation we did that we can be as effective with smaller accounts as we can with larger accounts. In other words, we can provide the same level of technical success and relationship success. That was a breakthrough for us. It was something we hoped for but didn't want to count on.

The implication is that instead of dealing at only the first level of suppliers to a retailer, we're able now to start with those suppliers and move down the, no pun intended, food chain until we're all the way down to dirt. In other words, this massively changes the scope of what we do, changes how we market, changes a little bit in terms of how we bill, but ultimately it means that we can deal and will be dealing with smaller accounts, not just the very largest. It's a pretty significant change.

For those of you who've been around for a while, you know that we're an operationally inclined business. Before we set out to go do this, we wanted to be just absolutely sure that we could offer the same level of service as we historically have. We found that, once again, through our automation technology, that that's going to be possible. It changes everything. It really does. It just changes everything for us.

The answer is either neither or both, but part of going after smaller accounts than we historically have. Did that clarify it? I hope.

Thomas Forte

Thank you for the clarification. All right, so then for my second question, if I'm not clear and this is too open-ended, let me know. How, if at all, have tariffs impacted your business? If that's too vague, I can be a little more specific.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Randy Fields

Well, the answer at this point is that it really hasn't significantly. It could in the future for the following reasons. It hasn't so far because the impact on food, food retailers, food manufacturers hasn't been excessive. However, some portions of the food supply chain are literally outside the U.S. A significant amount of fish, a significant amount of vegetables and fruit, et cetera, come from outside the U.S. That part of the food chain is going to be impacted. What we don't know is whether that can be passed on, whether it's going to be absorbed. We just don't know yet. It's too soon.

Theoretically, it could hurt our customers, which can't be in the long run a good thing. But at this point, it really has had little, if any, effect.

Thomas Forte

All right. Then this is a follow-on to that one. Okay, so you have not been indirectly impacted to the extent that your core food retail customers have perhaps been distracted by tariffs. You just answered that there's been no direct impact to you because of tariffs in that regard. But is there any indirect impact, meaning that anything that takes the time of your food retailers works against you?

Randy Fields

The answer to that is, at this point, no. But in the long run, as we adjust to tariffs, retailers are very clever at how to avoid cost increases and whatnot. Could it become distracting? It could. But at this point, again, just no impact, nothing that we see. It's just ordinary course of business.

Thomas Forte

Okay. Then the remaining are all kind of different flavors of capital allocation questions. What are your current thoughts on strategic M&A? You have, obviously, huge advantages that would make you an excellent acquirer, including, among others, a strong balance sheet. What's your current thoughts?

Randy Fields

Well, John and Randy do keep their eyes open for opportunities. It's fair to say that that activity has picked up recently. We're seeing more things and more things that are of interest, frankly. But we certainly have nothing to announce. It's way early. But M&A at this point, if you said, if we were watching this on some kind of a meter, is the meter moving in the direction of more likely? The answer to that is yes. But it hasn't reached the point that it's going to happen. How's that for a mealy-mouthed answer to your question?

Thomas Forte

Okay. I'll give you a chance then to add. Historically, do you have any parameters—has to be accretive? It has to give you new customers. Any other, like, high-level ways you would describe it?

Randy Fields

Definitely, yes. It would definitely have to be accretive. It would definitely have to be something that we either wouldn't or couldn't over the near term develop ourselves. Most likely, we would want it to take us into either an adjacent industry where we don't have as much domain expertise. Those would really typically be the characteristics. But anything we do would have to be accretive for sure. John, any commentary on that?

John Merrill

No, I think we look at opportunities all the time. I think we have plenty of opportunity in what we do in all lines of business, but if something came along that didn't dilute our margins and was accretive, it was a bolt-on service or got us into another industry, I completely agree. We would definitely explore that opportunity. I think Randy put it eloquently that we look at those things all the time, but as far as that moving the needle and where we are in that path, way too early.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Thomas Forte

Okay, we're down to my final two. On capital allocation, would you consider paying a one-time dividend? I've seen other companies with similar financial profiles as yours pay one-time dividends.

John Merrill

My opinion is no. I don't think it makes sense for Investors too. I would much rather have an Investor look at what we have done, which is, hey, it's possible they might increase their dividend going forward based on their 50% givebacks to the Shareholders versus a one and done of—I don't think that gives you any line of sight. I think that's the same way we've been in our financials. We've always been transparent and said, from a SaaS model you can see this growth, you can see these margins, and I think we've done what we've said, said what we've done, and I'm just not a fan of the one-time.

Maybe Randy has a different position, but I would much rather continue to pay down the—pay off the preferred, get back into buying back the common, continue to increase the dividend. But long-winded answer, I'm not a fan of one-time dividends.

Randy Fields

The only thing I would say that's—yes, let me say one thing that's slightly different than that. We're speaking about where we are now. It is possible, if we do exceptionally well over the next few years, that the cash on our balance sheet will become what I would call unwieldy. In other words, it's the tail wagging, the dog. It's conceptually possible at some future point we might reconsider that, but right now, absolutely not.

Thomas Forte

Okay. Now we're down to the indulgence question, but I do, Randy and John, want a full thoughtful answer, not just a dismissive no, without reading your minds.

Randy Fields

No.

Thomas Forte

Okay. Do you have any crypto treasury plans? Why or why not?

Randy Fields

John?

John Merrill

We have no crypto. No, we do not. As a fiduciary, I think most Investors would look at us and say, are you guys out of your mind? Why don't you just go to Vegas and put it on black? I don't know enough about it, and it's just not worth the risk. I think our cash generation gives us peace of mind that we can deliver our capital allocation strategy without crypto.

Thomas Forte

Okay. Thank you for laughing but giving a thoughtful answer, John.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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John Merrill

I was actually going to say maybe. I was going to say maybe just so I didn't say no.

Thomas Forte

Okay. No, I appreciate the reasoning. Thanks as always for taking my questions.

Randy Fields

Of course.

Operator

Thank you. Once again, if you would like to ask a question, please press star, one on your keypad. That is star, one. Okay, it looks like there are no further questions at this time. I would like to turn the call back to Randy Fields for closing remarks.

Randy Fields

Operator, thank you.

Thanks, all of you, for joining us. Obviously, you can tell from our tone we feel really good about where we are. We're hoping that from what John has said and what Randy has said that you understand how our business model is working and why the next few years feel very, very good to us. Thank you. Thanks for your time, everybody. Have a good one. Bye-bye.

John Merrill

Thank you.

Jeff Stanlis

Bye-bye.

Operator

Thank you. With that, this does conclude today's teleconference. We thank you for your participation. You may now disconnect your lines and have a wonderful day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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